Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”), is entered into on this 4th day of March, 2013, by and between Nature’s Sunshine Products, Inc., a Utah Corporation, having its principal place of business in Lehi, Utah (“the Company” or “NSP”), and Gregory L. Probert (“Executive”).

A.            The Company and Executive entered into that Employment Agreement dated June 16, 2011 (the “Agreement”).

B.            The Company and Executive now desire to amend certain provisions of the Agreement to properly reflect Executive’s appointment as Interim Chief Executive Officer and Executive Chairman of the Company, effective April 1, 2013 (the “Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby amend the Agreement and agree as follows:

1.     Positions and Duties.  Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

Executive will serve as the Interim Chief Executive Officer and Executive Chairman and in such capacity will formally report to the Company’s Board of Directors (the “Board”).  All duties or services required of Executive hereunder shall be consistent with his title, status, and position with the Company.  Executive shall devote his good faith efforts and dedicate substantially all of his business time and services to the Company hereunder.  Executive shall also assist the Company in identifying and recruiting a new Chief Executive Officer.  In the performance of his duties, but in all events subject to Section 1.3 below, Executive shall abide by the Company’s Code of Conduct and any other applicable Company policies or procedures made known to him (including, without limitation, those contained in the Company’s employee handbook or manual), and shall comply with any and all applicable laws, including but not limited to insider trading/reporting requirements.  Executive agrees to relinquish the position of Interim Chief Executive Officer upon the appointment by the Board of a new Chief Executive Officer.

2.     Place of Performance.  Section 1.2 of the Agreement is hereby amended in its entirety to read as follows:

Executive shall perform his services hereunder at the Company’s executive offices in Lehi, Utah, or elsewhere as designated by the Board; provided, however, Executive will be required to undertake temporary travel from time to time as reasonably required for or in connection with the Company’s business purposes.

3.     Base Salary.  As of the Effective Date of this Amendment, Executive’s annual salary shall be $525,000.  All other provisions of Section 2.1 of the Agreement shall remain in full force and effect.

4.     Residence.  Executive shall make a good faith and reasonable effort to acquire long-term housing, at the Company’s expense, within 50 miles of the Company’s executive offices in Lehi, Utah.

5.     Employee Benefits.  Section 2.3 of the Agreement is hereby amended in its entirety to read as follows:

Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally and, at the discretion of the Board, in incentive plans, stock option plans and change in control severance plans maintained by the Company for its executives, if any, subject to the terms and conditions of such plans, policies or arrangements.

6.     Stock Options.  On the Effective Date of this Amendment, the Company shall grant to Executive an option (the “Option”) to purchase 25,000 shares of NSP common stock under the Company’s Stock Incentive Plan (the “Plan”).  The Option will have an exercise price per share equal to the closing price of NSP common stock on the Effective Date and the Option will become fully vested and exercisable on the one-year anniversary of the Effective Date of this Amendment, provided Executive continues in employment with the Company through such date.  The other standard terms for options granted under the Plan will apply to the Option.  In addition to the Option, Executive will be eligible to receive a grant of an option in 2013 to purchase 100,000 shares of NSP common stock under the Plan upon terms and conditions uniformly applicable and no less favorable than those offered to any other executive employee of the Company.

7.     Termination by Executive.  Section 5.2 of the Agreement is hereby amended in its entirety to read as follows:

Executive may terminate his employment for Good Reason or at any time without Good Reason; provided that any such termination by Executive without Good Reason shall require Executive’s provision to the Company of not less than thirty (30) days’ advance written notice of any such termination without Good Reason.  For purposes of this Agreement, Executive’s termination for Good Reason will be deemed to occur if (i) without Executive’s express written consent, there is either (a) a material breach by the Company of any material obligation owed to Executive under the terms of this Agreement, (b) a change in Executive’s title or position to one of lesser stature and with materially less authority, duties or responsibility, (c) a change in Executive’s reporting such that Executive is required to report to an office or any governing body of the Company at a lower level and with materially less authority, duties or responsibilities than the Board, or (d) Executive no longer serves as a member of the Board for any reason other than Executive’s resignation or removal for Cause; (ii) Executive provides written notice of the occurrence of such event to the Company within sixty (60) days of the onset of such occurrence; (iii) the Company fails to cure or rectify and remove such occurrence within thirty (30) days after receipt of such notice from Executive, and (iv) Executive terminates his employment with the Company within thirty (30) days following the expiration of such cure period.  Notwithstanding anything to the contrary in this Section 5.2, Executive acknowledges that his role as interim Chief Executive Officer is inherently temporary and the appointment by the Company of a new Chief Executive Officer, and Executive’s relinquishment of the interim Chief Executive Officer position, will not constitute a termination of the Executive by the Company or grounds for termination by the Executive for Good Reason as long as the Executive continues in his role as Executive Chairman.

8.     Continued Effectiveness of Agreement.  Except as expressly set forth above, the Agreement, as amended, shall continue in full force and effect in accordance with its terms.  In the event of any conflict between this Amendment and the Agreement, the provisions of this Amendment shall govern.  Each party hereto represents and warrants to the other that this Amendment has been duly authorized, executed and delivered by or on behalf of such party.

9.     Effective Date of Amendment.  This Amendment and the terms contained herein shall be deemed effective as of the Effective Date.

(signature page follows)

COMPANY:		EXECUTIVE:

NATURE’S SUNSHINE PRODUCTS, INC.		GREGORY L. PROBERT

By:	/s/ Stephen M. Bunker	/s/ Gregory L. Probert

Name:	Stephen M. Bunker

Title:	Executive Vice President, Chief Financial
Officer and Treasurer